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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-80241

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 28, 1999)

                               POPMAIL.COM, INC.

                        2,315,590 SHARES OF COMMON STOCK

     Our common shares are traded on the NASDAQ SmallCap Market under the symbol "POPM." The last reported sale price of our common shares on November 11, 1999 was $2.016 per share. Selling shareholders identified in this prospectus are offering all of the shares to be sold in the offering. The Company will receive proceeds from the exercise of warrants in this offering.

     This prospectus supplement reflects a change to the prospectus dated June 28, 1999 with respect to the exercise price for the Warrant held by certain selling shareholders. This prospectus supplement should be read together with the prospectus, and highlights and replaces some information in the prospectus dated June 28, 1999.

     On November 12, 1999, the Company amended Warrant No. A-1, a Warrant to purchase 300,000 shares of the Company's Common Stock, held by The Shaar Fund, Ltd. to change the exercise price from $3.00 per share to $1.00 per share.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
         SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.
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          The date of this prospectus supplement is November 15, 1999